Exhibit 99.1

Media contact:	Investor Relations contact:
Alison von Puschendorf	Mark F. Pomerleau
tel (203) 461-7592	tel (203) 461-7616

MeadWestvaco Reports First Quarter Sales Growth of 4.4%; EPS of $0.02

STAMFORD, Conn., April 20, 2006 – MeadWestvaco Corporation (NYSE: MWV) today reported first quarter net income of $3 million, or $0.02 per share. These results included after-tax restructuring charges of $2 million, or $0.01 per share, and after-tax gains on forestland sales of $2 million, or $0.01 per share. Sales revenue in the first quarter was $1.43 billion, an increase of 4.4% compared to sales revenue of $1.37 billion in the first quarter of 2005.

Income from continuing operations declined from 2005 due mainly to significant increases in energy, raw materials and freight, and lower gains on forestland sales, which more than offset higher selling prices, a lower effective tax rate and lower interest expense.

“Seasonal markets for our products were firmer in the first quarter, which typically is a slower period for MeadWestvaco,” said John A. Luke, Jr., chairman and chief executive officer. “Our continued efforts to increase pricing to combat inflation in energy and raw materials contributed positively to our results, as did our continuing progress on the company’s cost initiative to reduce our general and administrative expenses.

“During the quarter, we strengthened our packaging platform by aligning our packaging businesses around key customers and global markets,” stated Luke. “By leveraging our full packaging capabilities and by continuing to deliver on our cost initiative, we are positioning our company to produce profitable growth and long-term value for our shareholders.”

Quarterly Comparison

In the first quarter of 2005, the company reported a net loss of $6 million, or $0.03 per share, which included an after-tax loss from discontinued operations of $23 million, or $0.11 per share. Income from continuing operations was $17 million, or $0.08 per share. Results in first quarter 2005 included restructuring charges of $3 million, or $0.01 per share, and an after-tax gain on forestland sales of $25 million, or $0.12 per share.

Outlook

MeadWestvaco expects that demand will remain steady across its business segments and anticipates normal seasonal improvement during the second quarter of 2006. The company plans to continue to seek higher selling prices to offset input costs, which remain at levels well-above the year-ago second quarter.

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Packaging

In its Packaging business, the company’s largest segment, operating profit in the first quarter was $60 million compared to $79 million for the same period of 2005. Sales revenue of $1.1 billion was up 3% from the first quarter of 2005. Sales improved due to higher pricing and shipments over the first quarter 2005; however, operating profit for the segment was negatively affected by higher input costs for energy and raw materials. Demand in paperboard packaging was firm, with improvements in markets for liquid aseptic packaging and commercial print. Paperboard production levels reflected capacity reductions due to previously announced indefinite machine shutdowns at the company’s Covington, Virginia, and Evadale, Texas, mills. Compared to the first quarter 2005, packaging demand improved in healthcare, was stable for beverage, cosmetics, and personal care products, and was weaker in media and entertainment packaging.

Consumer & Office Products

In the Consumer & Office Products segment, quarterly operating loss was $5 million, a slight improvement from last year’s loss of $6 million. Sales revenue of $195 million increased 7% from $183 million in the prior year. The improvement in operating performance reflects the impact of higher volume, improved product mix, and the back-to-school season in the segment’s Brazilian business. Overall the segment continues to be challenged by higher material cost, especially uncoated paper and by low-priced imported products.

Specialty Chemicals

In the Specialty Chemicals segment, quarterly operating profit was $9 million compared to $4 million in the prior year. Sales revenue for the segment was $114 million, up approximately 19% from $96 million in the first quarter of 2005, reflecting the effects of higher selling prices and volume growth. Growth was evident in markets for performance chemicals used in asphalt, dyes and printing inks as well as for activated carbon for automotive markets and corrosion technology. Overall results continue to be affected by higher raw material costs, especially for crude tall oil and petroleum-based products.

Other Items

In the first quarter of 2006, prices for energy, raw materials and freight were approximately $50 million higher than the prior year.

Cash flow from continuing operations was approximately $100 million during the first quarter, a solid improvement from cash provided by continuing operations of $15 million for the same period last year. Capital spending remained well below depreciation.

In the first quarter of 2006, the company began to expense stock options in accordance with SFAS No. 123R, Share-Based Payments. The effect of adoption of SFAS No. 123R was an incremental non-cash expense of approximately $4 million in the quarter ended March 31, 2006, and the full year expense is currently estimated to be an incremental non-cash expense of approximately $15 million before taxes.

The tax rate for 2006 is estimated to be approximately 17%. For the first quarter of 2006, the company recorded a favorable tax adjustment.

On March 1, 2006, MeadWestvaco paid a regular quarterly dividend of $0.23 per share to stockholders of record at the close of business on February 3, 2006.

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Conference Call

MeadWestvaco will broadcast its first quarter analyst conference call today at 10 a.m. (ET), with access available via Internet on the company’s website and by telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1 (888) 276-0010 (toll-free domestic) or 1 (612) 332-0634 (international); passcode: MeadWestvaco. Please call to register at least ten minutes before the conference call begins. A replay of the call will be available for one month via the telephone, starting at 1:30 p.m. (ET) today and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (internationally); access code: 806162.

About MeadWestvaco

MeadWestvaco is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.

Forward-looking Statement

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s general and administrative cost reduction initiative; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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Consolidated statements of operations

In millions, except per share data

(Unaudited)

	First Quarter ended March 31,
	2006	2005
Net sales	$1,434	$1,373
Cost of sales	1,217	1,148
Selling, general and administrative expenses	194	189
Interest expense	50	52
Other income, net	(29)	(40)

Income from continuing operations before income taxes	2	24
Income tax (benefit) provision	(1)	7

Income from continuing operations	3	17
Loss from discontinued operations, net of tax	—	(23)

Net income (loss)	$3	$(6)

Income (loss) per share, basic and diluted:
Income from continuing operations	$.02	$.08
Discontinued operations	—	(.11)

Net income (loss) per share	$.02	$(.03)

Shares used to compute net income (loss) per share:
Basic	180.6	204.1
Diluted	181.1	205.9

MeadWestvaco Corporation and consolidated subsidiary companies

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Consolidated balance sheets

In millions (Unaudited)

	At March 31, 2006	At December 31, 2005
Assets
Cash and cash equivalents	$322	$297
Receivables, net	736	922
Inventories	760	714
Other current assets	100	97

Current assets	1,918	2,030
Property, plant, equipment and forestlands, net	4,439	4,487
Prepaid pension asset	1,007	994
Goodwill	566	559
Other assets	852	838

	$8,782	$8,908

Liabilities and shareholders’ equity
Accounts payable	$377	$416
Accrued expenses	541	613
Notes payable and current maturities of long-term debt	12	13

Current liabilities	930	1,042
Long-term debt	2,407	2,417
Other long-term obligations	777	814
Deferred income taxes	1,159	1,152
Shareholders’ equity	3,509	3,483

	$8,782	$8,908

Business segment information

In millions (Unaudited)

	First Quarter ended March 31,
	2006	2005
Sales
Packaging	$1,091	$1,059
Consumer & Office Products	195	183
Specialty Chemicals	114	96
Corporate and other [1]	54	52

Total	1,454	1,390
Intersegment eliminations	(20)	(17)

Consolidated totals	$1,434	$1,373

Segment profit (loss)
Packaging	$60	$79
Consumer & Office Products	(5)	(6)
Specialty Chemicals	9	4
Corporate and other [2]	(62)	(53)

Consolidated totals [3]	$2	$24

[1]	Revenue included in Corporate and other includes specialty paper sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.

[2]	Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring expenses, pension income, interest expense and revenue, results for specialty paper and forestry operations and gains on asset sales.

[3]	The consolidated total represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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